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
August 30, 2000

Dear Shareholder:

While I am writing to report to you on our second quarter, I realize our recently announced merger with First Energy has eclipsed other developments at GPU.

A week or so ago, I wrote to provide you with some basic information about the proposed merger. As I mentioned, this transaction will require your approval, as well as a number of regulatory approvals at the state and federal levels. We will be furnishing you with more detailed information about the proposal in a merger proxy statement, which will be issued sometime during the next few months.

The full news release announcing the proposed merger is available on our website, www.gpu.com.

Second Quarter Earnings Lower, as Anticipated

Earnings in the second quarter were lower than last year, as anticipated, due primarily to the impact of electric utility restructuring in New Jersey and Pennsylvania, which has included GPU's sale of its generation facilities, higher energy costs in Pennsylvania, and lower electric delivery rates charged to customers in New Jersey. Second quarter income before non-recurring charges was $84 million or $0.69 per share, against $106 million or $0.84 per share in the second quarter of 1999. After a non-recurring charge of $295 million after-tax, or $2.43 per share on the sale of GPU's Australian electric transmission company, GPU PowerNet, net income for the quarter was a loss of $211 million or $1.74 per share. On June 30, we announced the sale of PowerNet to Singapore Power International, a subsidiary of Singapore Power, for approximately US $1.26 billion. While we do not enjoy incurring that kind of a loss, it was in your interest that we do so, given the weakened outlook for utilities in Australia. We were pleased to be able to use the proceeds from the sale to reduce outstanding debt. Net income for the second quarter of 1999 was $47 million or $0.38 per share and included a non-recurring charge of $68 million after-tax, or $0.54 per share resulting from a restructuring order issued to Jersey Central Power & Light Company by the New Jersey Board of Public Utilities, and a gain on the sale of the Midlands (now GPU Power UK) supply business of $9 million after-tax, or $0.08 per share.

For the six months ended June 30, 2000, income before non-recurring items was $215 million or $1.77 per share, against $269 million or $2.11 per share for the first half of 1999. The net loss for the first six months of 2000 was $80 million or $0.66 per share, against net income of $238 million or $1.87 per share in the first half of 1999. The 2000 first half net loss was after the non-recurring charge of $295 million or $2.43 per share described above. Net income for the first half of 1999 was after the non-recurring items noted above, as well as a gain of $28 million after-tax, or $0.22 per share for the portion of the gain on the sale of GPU's interest in the Homer City Generating Station related to wholesale operations.

Continuing to Build Shareholder Value

Even as the FirstEnergy merger process goes forward, we are hard at work building the value of GPU.

We are giving top priority both to improving the reliability of our domestic electric network and to reducing operating costs in that operation. We are also emphasizing our non-regulated businesses such as construction, through our MYR Group subsidiary; telecommunications, thorough GPU Telcom Services, Inc.; and e-commerce activities related to our core business.

In addition, we are continuing to evaluate for possible divestiture, assets outside our core that may be worth more through their sale than as continued operations. Early in August, we completed the sale of our Oyster Creek nuclear plant in New Jersey, which essentially concludes our plan to exit power generation, announced three years ago.

After an internal review and an evaluation by a financial advisor, Salomon Smith Barney, we decided to sell through an auction process our interests in six independent power projects in the United States. These are plants that do not provide baseload generation for our service territories. That process is well underway, and we expect to conclude the sales of these plants later this year. The proceeds will be applied to reducing debt.

On a personal note, let me say that while emotionally, we would have preferred for GPU to stay independent, agreeing to merge with FirstEnergy is clearly in the best interest of all GPU shareholders. We believe the creation of the new organization will strengthen our position in the marketplace and provide greater opportunities and resources for future growth and expansion.

Sincerely,





Fred D. Hafer
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This letter contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the SEC, including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's most recent reports filed with the SEC.

Additional Information and Where to Find It

In connection with the proposed merger, FirstEnergy Corp. and GPU, Inc. will file a joint proxy statement / prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT / PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement / prospectus (when available) and other documents filed by FirstEnergy and GPU with the SEC at the SEC's Web site at http://www.sec.gov. Free copies of the joint proxy statement / prospectus, once available, and each company's other filings with the SEC may also be obtained from the respective companies. Free copies of FirstEnergy's filings may be obtained by directing a request to FirstEnergy Corp., Investor Services, 76 S. Main St., Akron, Ohio 44308-1890, Telephone:
1-800-736-3402. Free copies of GPU filings may be obtained by directing a request to GPU, Inc., 310 Madison Avenue, Morristown, New Jersey 07962,
Telephone: 1-973-401-8204.

GPU, its directors (Theodore H. Black, Fred D. Hafer (Chairman; CEO and President), Thomas B. Hagen, Henry F. Henderson, Jr., John M. Pietruski, Catherine A. Rein, Bryan S. Townsend, Carlisle A.H. Trost, Kenneth L. Wolfe and Patricia K. Woolf), certain executive officers (Ira H. Jolles (Senior Vice President and General Counsel), Bruce L. Levy (Senior Vice President and CFO) and Carole B. Snyder (Executive Vice President Corporate Affairs)) and certain other employees (Jeff Dennard (Director of Corporate Communications), Joanne Barbieri (Manager of Investor Relations) and Ned Raynolds (Manager of Financial Communications)) may be deemed under rules of the SEC to be "participants in the solicitation" of proxies from the security holders of GPU in favor of the merger. GPU's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of GPU common stock. Security holders of GPU may obtain additional information regarding the interests of "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.